                         NON-NEGOTIABLE PROMISSORY NOTE

                               DUE JUNE 30, 2003



$300,000.00
No. J-A                                           December 16, 2002


     OSPREY INVESTMENTS II, INC., a Florida corporation (the "BORROWER"), for value received, promises to pay to CENTRA INDUSTRIES, INC., a Delaware corporation (the "LENDER") the principal amount of Three Hundred Thousand Dollars ($300,000.00), payable in full on June 30, 2003 with interest on the unpaid balance of such principal amount at a rate of One Percent (1%) per annum over the Prime Rate of Citibank N.A. Interest shall be payable in arrears upon maturity, provided that in connection with any prepayment the accrued and unpaid interest shall be fully paid.

     Payment of principal and interest shall be made at the Lender's offices or at such other place as the Lender shall have designated to the Borrower in writing, and shall be made by check drawn to the Lender's order on good funds. Alternatively, at Borrower's election, it may deliver to Lender shares of RAKO Capital Corporation common stock, par value $.001 per share, in an amount at the fair market value of such shares to equal the principal amount and accrued interest to be paid. For purposes of this Note, the "Fair Market Value" of the RAKO Common Stock on any date in question shall be the average closing sale price of the Common Stock on the principal stock exchange, stock market or quotation market on which the Common Stock is traded for the thirty (30) Business Days immediately preceding such date, as quoted in The Wall Street Journal or other nationally recognized, reputable publication. If the RAKO Common Stock is not listed or qualified for trading or quotation on a stock exchange or stock market or national quotation system at such time, then the Fair Market Value shall be determined using such method as the Noteholder and the Lender shall agree.

     It is the intention of the Borrower and the Lender to conform strictly to the usury and similar laws relating to interest from time to time in force, and all agreements between Borrower and Lender, whether now existing or hereafter arising and whether oral or written, are hereby expressly limited so that in no contingency or event whatsoever, whether by acceleration of maturity hereof or otherwise, the amount paid or agreed to be paid in the aggregate to holder as interest hereunder shall exceed the maximum permissible under applicable usury or such other laws (the "MAXIMUM AMOUNT"). In the event for any reason whatsoever, any payment by or act of Borrower pursuant to the terms hereof or pursuant to any requirements of any provision hereof or any ancillary agreement shall result in payment of interest which would exceed the Maximum Amount, then ipso facto the obligation of Borrower to pay interest or perform such act or requirement shall be reduced to the Maximum Amount permissible under such laws, so that in no event shall Borrower be obligated to pay any interest, perform any act, or be bound by any requirement which would result in payment of interest in excess of a sum which is lawfully collectible: all sums in excess of those lawfully collectible as interest shall, without further agreement or notice between or by any party hereto, be deemed applied to reduce the principal amount immediately upon receipt of such moneys by holder, with the same force and effect as though Borrower had specifically designated such sums to be applied to principal prepayment. The provisions of this paragraph shall supersede any inconsistent provision of this Note.

     The Borrower, at its option, may prepay this Note, in whole or in part, together with the accrued interest to the date of such prepayment, without premium or penalty; provided that simultaneously with such prepayment all accrued interest is paid in full.

     This Note may become due and payable at the Lender's option, by notice to the Borrower, upon the occurrence of any of the Borrower's default, unless any such event of default shall be cured within five days after notice.

     The Borrower hereby waives presentment for payment, demand, notice of non-payment, protest and notice of protest, and hereby agrees to all extensions and renewals of this Note without notice.

     The Borrower hereby promises to pay to the Lender all costs of suit, including reasonable attorneys' fees, should legal proceedings be instituted at any time to collect any amount due hereon.

     IN WITNESS WHEREOF, Osprey Investments II, Inc. has caused this Note to be signed by its duly authorized officers as of the date set forth above.


                                   Osprey Investments II, Inc. (BORROWER)



                                   By: /s/ D. Robert Murphy, Jr.
                                      ------------------------------
                                      Name:  D. Robert Murphy, Jr.
                                      Title: President



Attested:



By: /s/ Jackie Price
   ------------------------------
        Jackie Price, Secretary



                                      -2-